UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
January 20, 2017

FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 20, 2017 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)	To elect eight directors to serve until the 2018 annual meeting of shareholders;

(ii)	To hold an advisory vote on executive compensation;

(iii)	To ratify the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accountants for fiscal 2017; and

(iv)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 20, 2017.  The proxy statement and annual report to shareholders are available at http://www.viewproxy.com/FranklinCovey/2017.

The Board of Directors has fixed the close of business on Friday, November 25, 2016 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 15, 2016

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 20, 2017

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, FranklinCovey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock), for use at our Annual Meeting of Shareholders to be held on Friday, January 20, 2017, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 20, 2016.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect eight directors to serve until the next annual meeting; (ii) to hold an advisory vote on executive compensation; (iii) to ratify the appointment of Deloitte & Touche, LLP (Deloitte) as our independent registered public accountants for the fiscal year ending August 31, 2017; and (iv) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation, assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on Friday, November 25, 2016 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the Record Date, there were 13,793,499 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

How You Can Vote

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than January 19, 2017 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

Voting by Proxy

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the eight director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) FOR the ratification of the appointment of Deloitte as our independent registered public accountants for the fiscal year ending August 31, 2017 (Proposal No. 3); and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not currently anticipated that any other matters will be presented at the Annual Meeting.

Voting at the Annual Meeting

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in the name of a broker, trust, bank, or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

Revocation of Proxies

A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Holders of common stock will vote as a single class.

Unless a nominee receives a greater number of votes “withheld” or “against” than votes “for” such nominee, the eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The ratification of the appointment of Deloitte as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Nominees for Election to the Board of Directors

Our Board currently consists of eight directors, six of whom are considered independent.  Each of the directors standing for election will serve a one-year term expiring at the next annual meeting of shareholders.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

Our directors have significant experience with our business and are familiar with the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating and Governance Committee of the Board (the Nominating Committee) and the Board believe the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of whom contributes to the function of an effective Board.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for re-election.

Anne H. Chow, 50

Independent Director
Director Since: March 2016
Committees: Member of all standing committees
Other Directorships: None

Ms. Chow is currently the President of Integrator Solutions at AT&T Business.  As President of Integrator Solutions, Anne leads a team of over 6,000 industry professionals around the globe who are responsible for developing, delivering, and managing integrated solutions for AT&T’s largest multinational business customers as a direct channel as well as through strategic alliances.  The global scope of her responsibilities include sales and end-to-end relationship management for both Systems Integrator Solutions and Energy Solutions verticals, multi-billion dollar income statement ownership for these segments as well as for AT&T’s sourcing business, and customer service operations for complex managed services across AT&T Business.  Since 2000, Ms. Chow has held a variety of leadership positions at AT&T, including Senior Vice President – Global Solutions and Sales Operations and Senior Vice President – Premier Client Group.

A long standing, active member of the community, Anne has previously served on the boards of the AT&T Foundation, Hunterdon Healthcare System, New Jersey Chamber of Commerce, Asian and Pacific Islander American Scholarship Fund, and the Joint Center for Political and Economic Studies.  Ms. Chow is currently a member of the Advisory Board for the National Sales Network as well as the Program Advisory Committee for the Boys and Girls Club of America.  She also serves as Vice Chair of the Board of Directors for the Asian American Justice Center and as a member of the National Board of Directors for the Girl Scouts of the USA.

Anne holds a Master’s Degree in Business Administration with Distinction from The Johnson School at Cornell University, as well as a Bachelor of Science Degree and Masters of Engineering Degree in Electrical Engineering from Cornell University.  Ms. Chow is also a graduate of the Pre-College Division of the Juilliard School of Music.

Director Qualifications:  Ms. Chow was appointed to the Company’s Board in March 2016.  The Company believes that Ms. Chow’s strong sales and relationship management background as well as her extensive distribution and global leadership experience provide valuable insight and skills to our Board of Directors.  Ms. Chow’s significant involvement with various other entities throughout her career provides her with wide-ranging perspective and experience in the areas of management, operations, and marketing.  In December 2016, Ms. Chow was approved to be a member of all standing committees of the Board of Directors.

Clayton M. Christensen, 64

Independent Director
Director Since: March 2004
Committees: None
Other Directorships: Tata Consultancy Services (NYSE) and Amdocs (NASDAQ)

Dr. Christensen is the Kim B. Clark Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of CPS Technologies from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.  Dr. Christensen is the founder of Rose Park Advisors, Innosight LLC, and the Christensen Institute for Disruptive Change.

Director Qualifications:  Dr. Christensen’s research and teaching interests center on building new growth businesses and sustaining the success of companies.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen is widely recognized as a leader in these fields and his knowledge and valuable insights enable him to make significant contributions to our strategic direction and development of new training and consulting services.  Additionally, Mr. Christensen’s previous work with various companies provides him with a broad perspective in the areas of management and operations.

Michael Fung, 65

Independent Director
Director Since: July 2012
Committees: Chair of the Audit Committee and a member of all other standing committees
Other Directorships: 99 Cents Only Stores, LLC

Mr. Fung retired after 11 years of service from Wal-Mart Stores, Inc. where he was the Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., a position he held from 2006 through his retirement in February 2012.  From 2001 to 2003, Mr. Fung served as Vice President of Finance and Administration for Global Procurement and was promoted in 2003 to Senior Vice President and Chief Audit Executive.  In his previous roles with Wal-Mart, Mr. Fung was responsible for U.S. finance operations, including strategy, merchandising, logistics, real estate, operations, professional services, and financial planning and analysis.  Prior to his experience at Wal-Mart, Mr. Fung held financial leadership positions at Universal Foods Corporation, Vanstar Corporation, Bass Pro Shops, Inc., and Beatrice Company.  Mr. Fung received his Bachelor’s degree in accounting from the University of Illinois and an MBA from the University of Chicago.  Mr. Fung is a Certified Public Accountant in the state of Illinois (inactive) and chaired the Board of Directors of the Asian Pacific Islander American Scholarship Fund, as a member of The Committee of 100, and the University of Illinois Foundation.

Director Qualifications: Mr. Fung’s extensive financial background and expertise, as well as international leadership experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Mr. Fung to gain experience in many areas including auditing, internal control, financial planning, organizational development, strategic planning, and corporate governance.  Mr. Fung’s substantial financial knowledge and leadership experience qualify him to be an audit committee financial expert and enable him to make valuable contributions to our Board of Directors and on the Audit Committee.

Dennis G. Heiner, 73

Lead Independent Director
Director Since: January 1997
Committees: Chair of the Nominating Committee and member of all other standing committees
Other Directorships: None

Mr. Heiner currently serves as a Managing Member of Sunrise Oaks Capital Fund, LLC, a small private bridge loan financing fund.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served for 6 years as Senior Vice President and President Worldwide Small Electric Appliances, and later as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985, Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979, Mr. Heiner was employed by Conroy Inc., a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner has also served on several other boards including Rayteck, Shell Oil’s AERA Board, and Werner Holdings.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University.  He also completed Executive programs at Northwestern’s Kellogg School of Management and the Harvard Business School.

Director Qualifications: Mr. Heiner brings to the Board of Directors chief executive leadership and business management experience, as well as strong operational knowledge and expertise.  Mr. Heiner’s broad industry experience, including previous roles in leadership, finance, and marketing, provides the Board of Directors with valuable contributions in the areas of management, strategy, leadership, governance, growth, and long-term planning.  Mr. Heiner’s executive leadership experience and strong business background enable him to provide strong and independent leadership on the Board of Directors in his role as Lead Independent Director.  Mr. Heiner also makes important contributions to our Company in the areas of board and business leadership development and succession planning.

Donald J. McNamara, 63

Independent Director
Director Since: June 1999
Committees: None
Other Directorships: Crow Holdings and Enlivant Senior Living

Mr. McNamara is the founder of The Hampstead Group, LLC (The Hampstead Group), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He has over 35 years of successful investment experience, including Bass Brothers Enterprises, Marriott Corporation, and JMB Realty.  Mr. McNamara currently serves as a Senior Advisor to TPG’s real estate platform, which includes $8 billion of assets collectively in its equity and debt platforms.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves on the Board as a designee of Knowledge Capital.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  Mr. McNamara’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for more than 15 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 69

Director
Director Since: May 1997
Committees: None
Other Directorships: Chairman of the Board at JetBlue Airways (NASDAQ), and Director at Bonobos and Packsize

Mr. Peterson is on the faculty of the Graduate School of Business at Stanford University and has been since 1992, teaching courses in real estate investment, entrepreneurship, and leadership.  Joel is the Chairman of the Board of Overseers at the Hoover Institution at Stanford as well as Chairman of the Board at JetBlue Airways.  Mr. Peterson is also the Founding Partner and Chairman of Peterson Partners, a Salt Lake City-based investment management firm which has invested in over 150 companies through 13 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds.  Prior to Stanford Business School and founding Peterson Partners, Joel was Chief Executive Officer of Trammell Crow Company, then the world’s largest private commercial real estate development firm.  Mr. Peterson earned an MBA from Harvard University and received his bachelor’s degree from Brigham Young University.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Partners and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Mr. Peterson also has a deep understanding of the Company’s operations and background with nearly 20 years of experience on our Board of Directors.  Further, prior to the FranklinCovey merger, Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997.

E. Kay Stepp, 71

Independent Director
Director Since: May 1997
Committees: Chair of the Organization and Compensation Committee and member of all other standing committees
Other Directorships: StanCorp Financial Group (NYSE)

Ms. Stepp, a retired executive, is the former Chairperson of the Board of Providence Health and Services, and served as President and Chief Operating Officer of Portland General Electric, an electric utility, from 1978 to 1992.  She formerly was principal of Executive Solutions, an executive coaching firm, from 1994 to 2001, and was a director of the Federal Reserve Bank of San Francisco from 1991 to 1995.  Ms. Stepp also served as a director of the Covey Leadership Center from 1992 to 1997.  She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland.  Ms. Stepp also attended the Stanford Executive Program and the University of Michigan Executive Program.

Director Qualifications: Ms. Stepp’s experience in management and as chief operating officer brings valuable knowledge to the Board of Directors in areas such as marketing, distribution, human resources, technology, and administration.  Ms. Stepp also brings the Company extensive governance experience with public corporations, private corporations, and non-profit organizations.  This background and experience allow Ms. Stepp to make valuable contributions to the Board of Directors in the areas of operations, management, compensation, and organizational development.  She also brings special expertise and experience in human resource management and compensation from her consulting career, which provides her with the knowledge to serve as the chairperson of the Board’s Compensation and Organization Committee.  Ms. Stepp has a deep understanding of our operations and long-term goals from her years of experience on the Board of Directors.

Robert A. Whitman, 63

Chairman of the Board and Chief Executive Officer
Director Since: May 1997
Committees: None
Other Directorships: Greystar Real Estate

Mr. Whitman has served as Chairman of the Board of Directors since June 1999 and as President and Chief Executive Officer of the Company since January 2000.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000 and is a founding partner at Whitman Peterson.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors.  Mr. Whitman’s role as Chief Executive Officer also enables him to provide important contributions to strengthening our leadership, operations, strategy, growth and long-range plans.  Mr. Whitman’s extensive experience in finance, private equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Corporate Governance

FranklinCovey upholds a set of basic values and principles to guide our actions, and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of FranklinCovey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by the majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, CEO performance, succession planning, strategy, risk management, and compensation.  In carrying out this responsibility, our Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Anne H. Chow, Clayton M. Christensen, Michael Fung, Dennis G. Heiner, Donald J. McNamara, and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

Under our current leadership structure, we have a combined position of Chairman and CEO and an independent director serving as a Lead Independent Director.  The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Our Board assesses these roles and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  In addition, our Board has determined that if the Chairman is not an independent director, then there should also be a Lead Independent Director.

Our Board believes that combining the roles of Chairman and CEO is currently the most effective leadership structure for our Company.  Combining these roles ensures that our Company has a single leader who speaks with one voice to our shareholders, clients, employees, regulators, other stakeholders, and to the broader public.  Our current CEO, Mr. Whitman, has significant knowledge of, and experience in, our business, industry, operations, and risks, which affords him the insight necessary to guide discussions at Board meetings.  Mr. Whitman also provides our Board with updates on significant business developments and other time-sensitive matters.

As CEO, Mr. Whitman is directly accountable to our Board and, through our Board, to our shareholders.  His role as Chairman is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Mr. Heiner.  Mr. Heiner, as Chairman of our Nominating and Governance Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Whitman and Mr. Heiner meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while our management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2016, management met with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Organization and Compensation Committee (the Compensation Committee) reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Overview

During the fiscal year ended August 31, 2016, there were four meetings held by our Board of Directors.  All of the members of our Board of Directors were able to attend at least 75 percent of the Board and committee meetings for which they were entitled to participate, except for Clayton M. Christensen, who attended 50 percent of our Board meetings.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Seven members of our Board of Directors attended our most recent annual meeting of shareholders, which was held in January 2016.

Our Lead Independent Director plays an active role on our Board of Directors.  Mr. Heiner reviews the agenda, schedule, and materials for each Board and Nominating Committee meeting and presides over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

The following table shows the current membership of each of our committees.

Director	Audit	Nominating	Compensation
Anne H. Chow	X	X	X
Clayton M. Christensen	-	-	-
Michael Fung	Chair	X	X
Dennis G. Heiner	X	Chair	X
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
E. Kay Stepp	X	X	Chair
Robert A. Whitman	-	-	-

The Board of Directors has adopted a written charter for each of the committees.  These charters are available on our website at www.franklincovey.com.  In addition, shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met eight times during fiscal 2016.  The Audit Committee’s primary functions are to:

•
assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, and performance, internal audit function performance, and internal control over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;

•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and

•	prepare the Audit Committee Report.

The audit committee is chaired by Mr. Fung and each of the members of the Audit Committee is independent as described under NYSE rules and meets the enhanced independence standards established by Rule 10A-3 promulgated under the Exchange Act.  The Board of Directors has determined that one of the Audit Committee members, Michael Fung, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee

The Corporate Governance and Nominating Committee (the Nominating Committee) is chaired by Mr. Heiner and met four times during the fiscal year ended August 31, 2016.  The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;

•	oversee the evaluation of the performance of our Board and its committees and our management;

•	ensure that our committees are comprised of qualified and experienced independent directors;

•	review and concur in the succession plans for our CEO and other members of senior management; and

•
take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Mr. Heiner frequently met or had discussions with our CEO during the fiscal year.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Organization and Compensation Committee

We are in a business that relies heavily on our people for a competitive advantage.  As a result, our Organization and Compensation Committee plays a pivotal role in enabling us to attract and retain the best talent for the growth and strategic needs of our Company.

The Compensation Committee is chaired by Ms. Stepp and regularly met without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package, during fiscal 2016.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;

•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;

•
assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee); and

•	provide risk oversight of all Company compensation plans.

The Compensation Committee met seven times during fiscal 2016.  All of the Compensation Committee members are “independent” as defined under the NYSE enhanced independence standards.  As described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company.

The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers (as defined below).  The Compensation Committee reports quarterly to the full Board on decisions related to the executive compensation program.

 Compensation Consultants

Within its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee.  During fiscal 2016, the Compensation Committee engaged Mercer as compensation consultants.  These compensation consultants provided information to the Compensation Committee regarding stock-based compensation plans, executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.  The Compensation Committee reviewed its relationship with Mercer and has determined that its work has not raised any conflicts of interest.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of our subsidiaries.

Director Nomination Process

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

Franklin Covey Co.
c/o Stephen D. Young, Corporate Secretary
2200 West Parkway Boulevard
Salt Lake City, UT  84119-2331

Contractual Rights of Knowledge Capital to Designate Nominees

Under the Amended and Restated Shareholders Agreement dated March 8, 2005, between Knowledge Capital and the Company, we are obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of our Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, we are obligated at each meeting of our shareholders at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically are voted to the contrary.

The Amended and Restated Shareholders Agreement also provides that we are obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board committees.

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director directly via e-mail at lead.director@franklincovey.com.  Our audit committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review during the next regular meeting of the Board of Directors.

Fiscal 2016 Director Compensation

Director compensation is set by the Organization and Compensation Committee and approved by the Board of Directors.  The Company’s management does not play a role in setting Board Compensation.  We compensate members of the Board of Directors using a combination of cash and equity-based compensation.  Robert A. Whitman, our Chairman of the Board of Directors and CEO, does not currently receive compensation for his service as a director.  The compensation received by Mr. Whitman for his role as Chairman and CEO is shown in the Fiscal 2016 Summary Compensation Table, contained in the Executive Compensation section of this proxy statement.

In fiscal 2016, the other directors were paid the following amounts for services provided:

Compensation Element	Amount
Annual restricted stock award	$75,000
Annual cash retainer	40,000
Committee retainer, paid for service on each committee	10,000
Lead independent director annual retainer	30,000
Audit committee chairperson annual retainer	10,000
Compensation committee chairperson annual retainer	10,000
Nominating committee chairperson annual retainer	5,000

Directors were reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fiscal 2016 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Anne H. Chow	20,000	-					20,000
Clayton M. Christensen	40,000	75,000	-	-	-	-	115,000
Michael Fung	80,000	75,000	-	-	-	-	155,000
Dennis G. Heiner	105,000	75,000	-	-	-	-	180,000
Joel C. Peterson	40,000	75,000	-	-	-	-	115,000
E. Kay Stepp	80,000	75,000	-	-	-	-	155,000
Donald J. McNamara	40,000	75,000	-	-	-	-	115,000

Amounts reported in column C represent the fair value of stock-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director restricted stock awards are made annually in January following the Annual Meeting, and have one-year vesting terms.  In January 2016, each non-employee member of the Board received a restricted share award of 4,172 shares that had a fair value of $75,000.  The fair value of the stock awards presented in column C was based on a share price of $17.98 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2016, the directors held a total of 25,032 shares of restricted stock.  For further information on the calculation used to value the stock awards presented in Column C, refer to Note 10 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016 as filed with the SEC on November 14, 2016.

Fiscal 2017 Director Compensation

There are no anticipated changes to fiscal 2017 director compensation from amounts previously described.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, whose biographical information was previously presented, the following information is furnished with respect to our Executive Officers.  All of our Executive Officers served in the capacities indicated during fiscal 2016.

M. Sean Covey, 52, currently serves as Executive Vice President of Global Solutions and Partnerships and Education Practice Leader, and has been an Executive Officer since September 2008.  Sean was formerly Senior Vice President of Innovations and Product Development from April 2006 to September 2009, where he led the development of nearly all of the Company’s current organizational offerings, including: The 7 Habits curriculum; xQ; The 4 Disciplines of Execution; The Leader in Me; and Leadership Greatness.  Prior to 2006, Sean ran the FranklinCovey retail chain of stores, growing it to $152 million in sales.  Before joining FrankinCovey, Sean worked for the Walt Disney Company, Trammel Crow Ventures, and Deloitte & Touche Consulting.  Sean is also the author of several books, including The 4 Disciplines of Execution, The 6 Most Important Decisions You'll Ever Make, the New York Times Best Seller The 7 Habits of Happy Kids, and the international bestseller The 7 Habits of Highly Effective Teens, which has been translated into 20 languages and has sold over 4 million copies.  Sean graduated with honors from Brigham Young University with a Bachelor’s degree in English and later earned his MBA from the Harvard Business School.  Sean is the son of the late Dr. Stephen R. Covey.

Colleen Dom, 54, was appointed to be the Executive Vice-President of Operations in September 2013.  Ms. Dom began her career with the Company in 1985 and served as the first “Client Service Coordinator,” providing service and seminar support for some of the Company’s very first clients.  Prior to her appointment as an Executive Vice President, Ms. Dom served as Vice President of Domestic Operations since 1997 where she had responsibility for the Company’s North American operations, including client support, supply chain, and feedback operations.  During her time at Franklin Covey Co., Ms. Dom has been instrumental in creating and implementing systems and processes that have supported the Company’s strategic objectives and has more than 30 years of experience in client services, sales support, operations, management, and supply chain.  Due to her valuable understanding of the Company’s global operations, Ms. Dom has been responsible for numerous key assignments that have enhanced client support, optimized operations, and built capabilities for future growth.  Prior to joining the Company, Ms. Dom worked in retail management and in the financial investment industry.

C. Todd Davis, 59, is an Executive Vice President and Chief People Officer, and has been an Executive Officer since September 2008.  Todd has over 30 years of experience in training, training development, sales and marketing, human resources, coaching, and executive recruiting.  He has been with FranklinCovey for the past 20 years.  Previously, Todd was a Director of our Innovations Group where he led the development of core offerings including The 7 Habits of Highly Effective People – Signature Program and The 4 Disciplines of Execution.  He also worked for several years as our Director of Recruitment and was responsible for attracting, hiring, and retaining top talent for the organization.  Prior to joining us, Todd worked in the medical industry for 9 years where he recruited physicians and medical executives along with marketing physician services to hospitals and clinics throughout the country.

Scott J. Miller, 48, was appointed as Executive Vice-President of Business Development and Marketing in March 2012.  Mr. Miller, who has been with Franklin Covey for nearly 19 years, previously served as Vice-President of Business Development and Marketing.  Mr. Miller’s role as an Executive Vice-President caps 12 years on our front line, working with thousands of client facilitators across many markets and countries.  Prior to his appointment as Vice-President of Business Development and Marketing, Mr. Miller served as the general manager of our central regional sales office for six years.  Scott originally joined the Covey Leadership Center in 1996 as a client partner with the Education division.  Mr. Miller started his professional career with the Disney Development Company, the real estate development division of the Walt Disney Company, in 1992.  During his time with the Disney Development Company, Scott identified trends and industry best practices in community development, education, healthcare, architectural design, and technology.  Mr. Miller received a Bachelor of Arts in Organizational Communication from Rollins College in 1996.

Shawn D. Moon, 49, is the Executive Vice-President of Strategic Markets, where he is responsible for the Company’s Government Sales, Sales Performance Practice, Customer Loyalty Practice, and Global 50 team.  Mr. Moon has been an Executive Officer since July 2010 and served previously as our Executive Vice-President of Global Sales and Delivery.  Mr. Moon has more than twenty-nine years of experience in sales and marketing, program development, and consulting services.  From November 2002 to June 2005, Shawn was a Principal with Mellon Financial Corporation where he was responsible for business development for their human resources outsourcing services.  Shawn also coordinated activities within the consulting and advisory community for Mellon Human Resources and Investor Solutions.  Prior to November 2002, he served as the Vice President of Business Development for our Training Process Outsourcing Group, managed vertical market sales for nine of our business units, and managed our eastern regional sales office.  Shawn received a Bachelor of Arts from Brigham Young University in English Literature and he is the author of the books, The Ultimate Competitive Advantage: Why Your People Make All the Difference and the 6 Practices You Need to Engage Them; and Talent Unleashed: Three Leadership Conversations for Tapping the Unlimited Potential of People.

Paul S. Walker, 41, is a 16-year veteran of Franklin Covey Co.  On September 1, 2015, Mr. Walker was appointed Executive Vice-President of Global Sales and Delivery.  Mr. Walker began his career with Franklin Covey in 2000 in the role of business developer, was promoted to a Client Partner, and then to an Area Director.  In 2007, Mr. Walker became General Manager of the Company’s Central Sales Region, an 11-state area that also included Ontario, Canada.  Prior to working for Franklin Covey, Mr. Walker was a senior sales partner for Alexander’s Digital Printing and a middle-market pilot coordinator with New York Life.  Mr. Walker graduated from Brigham Young University with a Bachelor of Arts in Communications.

Stephen D. Young, 63, joined FranklinCovey as Executive Vice President of Finance, was appointed Chief Accounting Officer and Controller in January 2001, Chief Financial Officer in November 2002, and Corporate Secretary in March 2005.  Prior to joining us, he served as Senior Vice-President of Finance, Chief Financial Officer, and director of international operations for Weider Nutrition for seven years; as Vice-President of Finance at First Health for ten years; and as an auditor at Fox and Company, a public accounting firm, for four years.  Mr. Young has more than 35 years of accounting and management experience and is a Certified Public Accountant.  Mr. Young was awarded a Bachelor of Science in Accounting from Brigham Young University.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of October 31, 2016, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by the Named Executive Officers, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of October 31, 2016.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 13,791,937 shares of Common Stock outstanding as of October 31, 2016.  At the date of this report, there are no shares of Series A or B Preferred Stock outstanding.

BENEFICIAL OWNERSHIP

As of October 31, 2016(6)	Number of Common Shares	Percentage of Class
Donald J. McNamara(1)(2)(4) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	3,217,483	23.3%
Knowledge Capital Investment Group(1) 3899 Maple Ave., Suite 300 Dallas, TX 75219	2,812,805	20.4%
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue Santa Monica, CA 90401	1,244,111	9.0%
Pembroke Management, LTD(3) 1002 Sherbrooke Street West Suite 1700 Montreal, Canada A8 H3A 354	949,470	6.9%
Robert A. Whitman(5)	708,079	4.9%
Stephen D. Young(5)	270,633	1.9%
Joel C. Peterson(4)	249,105	1.8%
M. Sean Covey	213,771	1.6%
Dennis G. Heiner(4)	54,029	* %
E. Kay Stepp(4)	53,788	* %
Clayton M. Christensen(4)	16,820	* %
Michael Fung(4)	16,620	* %
Shawn D. Moon	16,225	* %
Colleen Dom	12,493	* %
C. Todd Davis	11,276	* %
Scott J. Miller	858	* %
Anne H. Chow	-	-%
Paul S. Walker	-	-%

All directors and executive officers as a group (15 persons)(4)(5)	4,837,008	33.5%

(1)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock held by Knowledge Capital.

(2)
The share amounts include those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

(3)	Information for Dimensional Fund Advisors Inc. and Pembroke Management LTD is provided as of September 30, 2016, the filing of their last 13F Reports.
(4)
The share amounts indicated exclude restricted stock awards currently held by the following persons in the following amounts: Clayton M. Christensen, 4,172 shares; Michael Fung, 4,172 shares; Dennis G. Heiner, 4,172 shares; Donald J. McNamara, 4,172 shares; Joel C. Peterson, 4,172 shares; E. Kay Stepp, 4,172 shares; and all directors as a group, 25,032 shares.  These restricted stock awards do not have voting power or dividend rights until the shares actually vest to members of the Board of Directors.

(5)
The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts:  Robert A. Whitman 500,000 shares; Stephen D. Young 131,250 shares; and all executive officers and directors as a group, 631,250 shares.

(6)	Subsequent to October 31, 2016, Osmium Partners, LLC filed a Form 13G relating to the ownership of 1,071,570 shares, or approximately 7.8 percent, of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, Named Executive Officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and Named Executive Officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Audit Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

In fiscal 2009, we acquired the assets of CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.  Prior to the acquisition date, CoveyLink had granted us a non-exclusive license related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, an amended and restated license of intellectual property was signed that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, reproduce, display, distribute, sell, prepare derivative works of, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties due to Stephen M.R. Covey under the amended and restated license agreement totaled $1.4 million during the fiscal year ended August 31, 2016.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations.  During fiscal 2016, we expensed $1.3 million for payment on these presentations.

We pay M. Sean Covey, who is also an officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2016, we expensed $0.3 million for these royalty payments.

We pay the estate of the late Dr. Stephen R. Covey a percentage of the royalty proceeds received from the sale of certain books that were authored by him.  During fiscal 2016, we expensed $0.1 million for royalties under these agreements.  The late Dr. Stephen R. Covey is the father of M. Sean Covey.

In fiscal 2016, we employed Joshua M.R. Covey, who is the brother of M. Sean Covey, and paid him compensation totaling $158,475.  We also employ Dr. John Covey, an uncle of M. Sean Covey, and paid him compensation totaling $136,997 during fiscal 2016.

We employ Curtis Bateman, who is Shawn D. Moon’s brother-in-law, and paid him compensation totaling $197,694 during fiscal 2016.  Mr. Bateman also received a long-term incentive equity award with a fair value of $25,000 during fiscal 2016.  None of the shares included in this award have vested to Mr. Bateman.  During fiscal 2016 we paid Curtis Garbett, who is also a brother-in-law to Shawn D. Moon, compensation totaling $172,782.

During fiscal 2016 we employed Doug Puzey, who is an uncle of Paul S. Walker, and paid him compensation totaling $346,359.  We also employ John Harding, who is the brother-in-law of Stephen D. Young, and paid him compensation totaling $268,242 in fiscal 2016.

Robert A. Whitman, our Chairman of the Board of Directors and CEO, beneficially owns a partnership interest in Knowledge Capital.  Donald J. McNamara, a member of our Board of Directors, also beneficially owns a partnership interest in Knowledge Capital.  Knowledge Capital beneficially owns 2,812,805 shares of our Common Stock at October 31, 2016.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee, composed of three independent directors, determined the fiscal 2016 compensation for Robert A. Whitman, our Chief Executive Officer (CEO); Stephen D. Young, our Chief Financial Officer (CFO); M. Sean Covey, our Executive Vice President for Global Solutions and Partnerships; Shawn D. Moon, our Executive Vice President for Strategic Markets; and Paul S. Walker, our Executive Vice President for Global Sales and Delivery.  We refer to these executives collectively as our Named Executive Officers, or NEOs.  The material elements of our executive compensation programs and policies, including program objectives, reasons for paying each element and the specific amounts of our NEOs’ compensation for fiscal 2016, are explained below.  Following this description, you will find a series of tables containing more specific information about our NEOs compensation.  We begin with an executive summary to provide a framework for analysis of this information.

Executive Summary

Our executive compensation paid to our NEOs for fiscal 2016 was directly linked to: (1) our operating performance, as measured by reported revenue and Adjusted EBITDA1, (2) progress toward our major strategic objectives, and (3) continued focus on increasing shareholder value.  We hold our NEOs accountable for our performance and for executing key strategies by tying a major portion of their compensation to the achievement of key annual and multi-year performance objectives.  This accountability includes setting what we believe to be “stretch” goals.  The achievement of these goals requires exceptional performance, especially when the external environment changes.  This tight connection between financial performance and compensation means that in years when the targets are not fully achieved, our NEOs do not receive their total targeted cash compensation including their goal-targeted incentives.  When performance meets or exceeds the goals that drive shareholder value however, our compensation program rewards our NEOs accordingly.  In fiscal 2016, the magnitude of the Adjusted EBITDA contribution associated with the amounts the Company invoiced would have put the Company’s performance within its originally targeted range.  However; because a significantly higher-than-expected share of the amounts the Company invoiced during the year was recorded as Deferred Revenue, rather than as Revenue (as a result of: the success of the launch of the Company’s new All Access Pass offering, and of a higher-than-expected renewal rate of our Education Division’s intellectual property and coaching contracts), the amount of Adjusted EBITDA recognized in fiscal 2016 was lower than originally forecasted, and the NEOs did not receive their total targeted cash compensation.

Historical Context:  Fiscal 2011-Fiscal 2015

Despite a challenging economy and an ongoing uncertain economic environment, our fiscal 2011 revenue grew $23.9 million, or 17.5%, to $160.8 million, and our fiscal 2011 Adjusted EBITDA grew 46.5%, from $14.4 million in fiscal 2010 to $21.2 million.  Additionally, our Adjusted EBITDA as a percentage of revenue expanded from 10.5% in fiscal 2010 to 13.2% in fiscal 2011 driven by continued execution on our key operating and strategic initiatives.

The Company’s positive momentum continued throughout fiscal 2012.  Our fiscal 2012 revenue grew $9.7 million, or 6.0%, to $170.5 million, and our fiscal 2012 Adjusted EBITDA grew 27.9%, from $21.2 million in fiscal 2011 to $27.1 million in fiscal 2012.  Additionally, our Adjusted EBITDA as a percentage of revenue expanded from 13.2% in fiscal 2011 to 15.9% in fiscal 2012, driven by continued execution on our key operating and strategic initiatives.  As a result of our significant revenue growth and increased profitability in fiscal 2011 and fiscal 2012, our NEOs received the maximum payout of the short-term incentive and earned more of their long-term incentive equity awards.

In fiscal 2013, we exceeded overall Company performance targets which had been set for the year, including revenue growth (including the acquisition of NinetyFive 5) of $20.5 million (+12.0%) to $190.9 million, Adjusted EBITDA growth of $4.3 million (+16.1%) to $31.4 million and operating income growth of $4.0 million (+22.9%) to $21.6 million.  In addition, our Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales) expanded from 15.9% in fiscal 2012 to 16.4% in fiscal 2013.

1   Throughout this section, we refer to Adjusted EBITDA, a non-GAAP financial measure, which we believe is relevant to understanding our results of operations and compensation performance measures.  See Appendix A attached to this proxy statement for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP Net Income for fiscal years 2011 to 2016.

During fiscal 2014, our revenue, profitability and operating margins again grew significantly compared to fiscal 2013, with revenue growth of $14.2 million (+7.5%) to $205.2 million, Adjusted EBITDA growth of $3.0 million (+9.6%) to $34.4 million and operating income growth of $3.2 million (+14.6%) to $24.8 million. Our Adjusted EBITDA margin expanded from 16.4% in fiscal 2013 to 16.8% in fiscal 2014.

In fiscal 2015, we achieved the seventh consecutive year of increased sales for our current business (subsequent to the sale of our products division in fiscal 2008), with revenue increasing $4.8 million (+2.3%), even after $5.2 million of negative impact from foreign exchange rates.  However, the negative impact of foreign exchange and other factors resulted in a $2.6 million (-7.4%) decrease in Adjusted EBITDA, and a decrease in our Adjusted EBITDA margin from 16.8% in fiscal 2014 to 15.2% in fiscal 2015.

Fiscal 2016 Performance

During fiscal 2016, we introduced the All Access Pass.  The All Access Pass offers an intellectual property license to our clients that provides them with access to our world-class content, assessments, tools and videos through a web-based portal.  The launch of the All Access Pass was well received by our existing and potential clients during fiscal 2016.  However, based on the nature of All Access Pass sales and applicable accounting guidance for multiple element arrangements, we defer a portion of All Access Pass bookings and recognize the deferred portion over the life of the contract.  For instance, during fiscal 2016, we invoiced $23.2 million of All Access Pass contracts and related services, but recognized only $15.9 million of this amount as sales.  Approximately $7.3 million of those invoiced contracts remained unrecognized at August 31, 2016 and will benefit future periods. This deferral of All Access Pass revenue had an unfavorable impact on our financial results in fiscal 2016 when compared with fiscal 2015 as the deferred revenues also have high gross margins which are also deferred, resulting in a substantial corresponding impact on our current period operating income.  The higher-than-expected renewal rate of our intellectual property and coaching contracts in the Education Division (94% in fiscal 2016 versus just over 90% in fiscal 2015), resulted in an additional $1.6 million increase in Deferred Revenue compared to that incurred in the Education Division in fiscal 2015.

Also contributing to the fiscal 2016 results was the impact of a large government contract from which we recognized $3.9 million of operating income in fiscal 2015 that was not opened for renewal bids in fiscal 2016. As a result of our new business model with the All Access Pass, the higher-than-expected deferred revenue in the Education Division, and the non-repeat of the large government contract, our reported results were as follows:

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Revenue: The Company’s fiscal 2016 revenue declined $9.9 million (-4.7%) to $200.1 million.  Over the past two years, revenue declined from $205.2 million to $200.1 million, a decrease of $5.1 million (-2.5%).  Over the past three years, revenue grew from $190.9 million to $200.1 million, an increase of $9.1 million (+4.8%).

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Adjusted EBITDA: The Company’s Adjusted EBITDA decreased from $31.9 million in fiscal 2015 to $26.9 million in fiscal 2016, a decrease of 15.6% (with an additional $7.5 million in Adjusted EBITDA Contribution embedded in the $8.6 million increase in Deferred Revenue).  Our Adjusted EBITDA decreased from $34.4 million in fiscal 2014 to $26.9 million in fiscal 2016 (excluding the increase in very high margin Deferred Revenue over that same period).

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Operating Income:  Again, reflecting the $8.6 million increase in high-gross margin Deferred Revenue, and the non-repeat of the large government agency contract, our operating income declined from $19.5 million in fiscal 2015 to $13.8 million in fiscal 2016, a decrease of $5.7 million (-29.1%).  Reflecting these same factors, our two-year operating income decreased from $24.8 million in fiscal 2014 to $13.8 million in fiscal 2016, a decrease of $10.9 million (-44.1%).

Key Fiscal 2016 Compensation Decisions and Actions

The Compensation Committee made the following executive compensation decisions and took the following executive compensation actions for fiscal 2016:

Salaries:

•	CEO’s Salary: Mr. Whitman’s salary remained at the same level as in fiscal 2015.

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Other NEO Salaries:  Fiscal 2016 salaries for our other NEOs remained at the same levels as in fiscal 2015 with the exception of a slight increase for Steve Young, our CFO. This increase was based on market data.

Annual Incentive Payments:  We set financial and strategic targets for fiscal 2016 at the beginning of the year that required the Company to achieve what we believed was an aggressive year-over-year increase in Adjusted EBITDA, as well as specific strategic goals, in order for each NEO to achieve 100% of his targeted annual incentive opportunity.  An even higher year-over-year increase in Adjusted EBITDA was required in order for each NEO to achieve the maximum possible annual incentive of up to 200%.  While one of our strategic goals was exceeded, we did not adjust our predetermined annual bonus payment criteria for the business changes discussed above. Accordingly, and in keeping with the Company’s philosophy of paying for performance, our NEOs received only 15% payout of their targeted annual incentive opportunity, which payout was tied to achievement for the strategic goal that was exceeded, and nothing based on the revenue and Adjusted EBITDA metrics.

Long-Term Incentive Awards:  Consistent with prior years, we developed a long-term performance-based equity award program in fiscal 2016.  During fiscal 2016, we awarded performance-based restricted stock units (RSUs) to our executive team, including our NEOs, to encourage the achievement of continued extraordinary performance in the future.  Consistent with prior years, seventy percent of the RSU award vests on achievement of what we believe to be aggressive rolling four-quarter Adjusted EBITDA targets, with the award opportunity divided equally into three tranches that vest subject to different levels of achievement.  Thirty percent of this RSU award vests subject to the achievement of what we believe to be aggressive increased rolling four-quarter sales of specific, strategically important offerings, with the award opportunity also divided equally into three tranches that vest subject to different levels of achievement.  Each of these six tranches will vest only if the applicable performance targets are achieved. If the performance targets are not achieved, then the awards are forfeited.

Shareholder-Minded Compensation Practices

The Compensation Committee reviews and considers the views of institutional shareholders and proxy advisory firms on corporate pay practices.  In this regard, we reach out to key shareholders to solicit their views on executive compensation and consider the results on our annual “say-on-pay” voting.  In order to maintain best practices for compensation, the Compensation Committee has implemented and maintained the following policies:

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Clawback Policy - The Board is empowered to require reimbursement of any annual incentive payment or long-term incentive payment made to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in misconduct that caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.  In such instance, the Company will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

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Hedging Policy – Our directors and executive officers are prohibited from trading in publicly traded options, puts, calls or other derivative instruments related to Franklin Covey stock or debt.  All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.

•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.

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Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs, with all NEOs targeted to reach these applicable thresholds within five years of the policy becoming applicable to the particular executive and from the date each executive first has shares awarded as part of their annual compensation. Shares awarded but not yet vested are included in calculating the required threshold. NEOs are prohibited from selling any shares until after these guidelines are met.  In addition, a Board policy requires that each director who is not an employee of the Company must maintain beneficial ownership of the Company’s common stock and/or fully vested RSUs equal in value to at least four times the Board cash retainer at all times during his or her tenure on the Board.  New directors have up to three years of service on the Board in which to meet this ownership requirement.

•	No Significant Perquisites – No “corporate perquisites” such as country club memberships or automobile allowances are provided to our NEOs.

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No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs, and has a change-in-control policy for its NEOs that provides for a potential Change-in-Control severance benefit of only one times total targeted annual cash compensation without any excise tax gross-ups.

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Pay for Performance - The performance-based awards we granted in fiscal 2016 were designed to incentivize even greater achievement levels in the Company’s future results of operations, and payout only if these operating improvements were achieved.

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Efficient Share Utilization - The Compensation Committee believes that the Company’s historical utilization of shares for compensation purposes has been relatively low and is expected to remain relatively low in the future.

Consideration of 2016 Say-On-Pay Voting Results

At our 2016 Annual Meeting, we held our annual advisory “say-on-pay” vote with respect to the compensation of our NEOs.  Over 99% of the votes cast were in favor of the compensation of our NEOs.  Our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2016 and, based in part on the level of shareholder support, determined not to make significant changes to the existing program for fiscal 2016.  The Compensation Committee will, from time to time, continue to explore various executive pay and corporate governance changes to the extent appropriate in an effort to keep our executive compensation program aligned with best practices in our competitive market and the company’s particular circumstances, and expects to consider shareholder views in so doing.  The Compensation Committee intends to continue holding say-on-pay votes with shareholders on an annual basis, and the next such vote is scheduled for the 2017 Annual Meeting.

Guiding Philosophy, Principles and Objectives of Our Executive Compensation Program

To fulfill our mission and implement our strategy, FranklinCovey must attract, motivate and retain highly qualified employees.  We achieve this, in part, through a competitive performance-based total compensation program.  We align our executives’ interests with those of our shareholders by tying almost all short- and long-term incentive compensation to the Company’s achievement of key measures of growth and profitability.

We believe variable, performance-based compensation should constitute a significant percentage of our executives’ overall potential compensation opportunity.  All executive base, short-term incentive and long-term incentive pay compensation is market-based, and variable pay and long-term incentive pay is linked to, and designed to reward the achievement of, specific performance targets.

The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and to link a major portion of pay directly to performance.  The key principles the Compensation Committee employs are to:

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Reflect Performance: To align compensation with performance over both the short and long term, we establish multi-year objectives for the Company relating both to growth and to the achievement of strategic objectives. Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2016 consisted primarily of goals for growth in revenue and Adjusted EBITDA.  NEO pay levels for the year are determined by assessing the Company’s level of achievement compared to these objectives.  Since our NEOs have responsibility for our overall Company performance against these objectives, their compensation can vary, and has varied, significantly from year to year.

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Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term Company-wide performance improvement.  Our share price is a key indicator of performance and value received by our shareholders. Therefore, we utilize a performance-based RSU program to focus NEO efforts on long-term growth in shareholder value.  We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, based on performance, also encourages a long-term, Company-wide focus.  Value is realized through delivering results today, but in a way that builds the foundation for delivering even stronger results in the future.  We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership, and encourages a stewardship mentality for the Company among our key leaders.

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Attract and Retain Talent: We believe that we have a deep understanding of the importance of hiring and retaining the best people.  Retention of talented employees is critical to successfully executing our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.”  Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies.  For us, compensation is not just an overhead expense, it is a key component of the investments we make and costs we incur to generate our revenues.  For our delivery consultants, a portion of this compensation cost is reflected as cost of goods sold.  In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent.  We believe that our compensation programs should enable us to attract and retain talented people, and incentivize them to contribute their finest talents to achieving our objectives.  We are pleased that our executive officers have an average tenure of over 19 years with our Company (ranging from 16 years on the low-end to 31 years on the high-end).

In addition to working to align our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking.  We have determined that our Company’s approach to the compensation process addresses shareholder concerns regarding prudence and pay-for-performance through a combination of:

•	controls on the allocation and overall management of risk-taking;

•	comprehensive profit and loss and other management information which provides ongoing performance feedback;

•	rigorous, multi-party performance assessments and compensation decisions; and

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a Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit-contribution they generate.

Our compensation framework seeks to achieve balance between risk and reward.  Our executive team is involved in identifying relevant risks and performance metrics for our business.  We create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives and building a winning culture.  Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2016, our Compensation Committee concluded that our Company’s compensation program and policies are structured such that they do not encourage imprudent risk-taking, and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

2016 Executive Compensation Program

Our fiscal 2016 executive compensation program incorporated five main elements:

•	Base salary;

•	Short-term performance-based variable pay plan;

•	Long-term incentive equity awards in the form of ongoing performance-based RSUs;

•	Other benefits (primarily insurance, as discussed below) are generally available to all employees on similar terms, except as specifically described below; and

•	Severance and change-in-control benefits which are substantially the same for our NEOs as they are for other employees.

Analysis of Fiscal 2016 Compensation Decisions and Actions

Fiscal 2016 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2016.  In so doing, our Compensation Committee considered (1) our financial performance over the prior year and past several years and expectations for fiscal 2016, (2) the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in our key practice areas, and (3) in connection with our goal of attracting and retaining the best talent, a general understanding of market compensation practices.  In particular, the Compensation Committee reviewed the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;

•	Adjusted EBITDA and Operating Income; and

•	Multi-year increases in Operating Income, Adjusted EBITDA and specific revenue targets.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs.  Our CEO submitted year-end variable compensation calculations (certified by our CFO) to the Committee for our other NEOs.  These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.

Market Assessment: Our Compensation Committee evaluates our existing NEO compensation program against market practices.  In so doing, the Committee asked Mercer, the Committee’s current compensation consulting firm, to assess our compensation program for the NEOs, identify considerations that could inform compensation decisions for fiscal 2016 and advise as to current market practices, trends and plan designs related to executive compensation.  In connection with its work, Mercer reviewed data from its own research and databases.  This information was used primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation, and not for specific or mathematical benchmarking.  In its assessment of our compensation program for our NEOs, Mercer confirmed that the amounts of compensation are consistent with market compensation for similar-sized and comparable professional services and content companies, and that the program has been aligned with and is sensitive to corporate performance.  Further, Mercer advised that the compensation program contains features that reinforce significant alignment with shareholders and a long-term focus, and blends subjective assessment and policies in a way that addresses known and perceived risks.

The Compensation Committee has assessed Mercer’s independence, as required under NYSE rules.  The Compensation Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to Mercer during fiscal 2016.  Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Mercer.

In making executive compensation decisions for fiscal 2016, the Compensation Committee considered our business objectives and how executive compensation could and should drive desired performance toward achieving them.  The Compensation Committee also took into consideration the specific business opportunities and challenges facing the Company as compared to those of known competitors and similar sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2016 executive compensation decisions.  Finally, the Compensation Committee considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives and whether the NEOs’ performance was achieved consistent with our governing values.  The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

The following peer group was again adopted for fiscal 2016.  These companies were selected based on size, industry and types of professional services offered.  Annual revenues for this peer group (which is one of several factors considered when selecting a peer group) range from $182 million to $930 million.  Since our fiscal 2016 revenues totaled $200.1 million, we believe this peer group is appropriate for comparison purposes.  This peer group is one of many tools used by the Compensation Committee for assessing executive compensation; we do not specifically benchmark pay to that of the peer group.  The peer group companies for fiscal 2016 were:

•	The Advisory Board Company
•	Callidus Software Inc.
•	CEB Inc.
•	Exponent Inc.
•	GP Strategies Corporation
•	The Hackett Group, Inc.
•	Healthstream, Inc.
•	Huron Consulting Group Inc.
•	Information Services Group, Inc.
•	RCM Technologies, Inc.
•	Resources Connection Inc.

Decisions on Key Elements of Fiscal 2016 Executive Compensation

Total Compensation: In addition to the specific elements of compensation discussed below, we consider the total compensation provided our NEOs and establish annual targets for them.  Based on considerations as described above, the Compensation Committee established fiscal 2016 total compensation targets of approximately $2.1 million for our CEO and approximately $761,125, on average, for our other NEOs, in each case assuming achievement of targeted results under our performance-based variable pay plan. The calculation excludes book royalty payments made to Mr. Sean Covey as noted in the Fiscal 2016 Summary Compensation Table.

Base Salaries: The Compensation Committee annually reviews market data and may increase base salaries in the future to remain at competitive levels.  However, the Committee continues to emphasize performance based variable pay as the means by which executives may increase their total compensation. As described above, we did not increase base salaries for any of our NEOs, with the exception of a slight increase for Steve Young, our CFO.

Annual Performance-Based Variable Pay – Financial Objectives: In fiscal 2016, the performance-based variable pay plan for our NEOs included two components for the payout calculation: (1) the annual financial performance of the Company (70% of payout) and (2) metric-based executive team performance objectives (30% of payout).  The target variable performance payout opportunities for our NEOs were determined by the Committee based on the consideration described above as follows: $525,000 for Mr. Whitman; $215,000 for Mr. Young and $200,000 for

each of Mr. Covey, Mr. Moon and Mr. Walker. The performance-based variable pay plan reinforces our strong pay-for-performance philosophy and rewards the achievement of specific stretch business and financial goals achieved during the fiscal year.

Consistent with our practice of setting what we believe are aggressive performance goals for our NEOs, the financial performance threshold necessary for NEO’s to earn 100% of their targeted short-term incentive payout opportunity for financial performance in fiscal 2016 was $35 million of Adjusted EBITDA. During fiscal 2016, the Compensation Committee decided to exclude the impact of foreign exchange on the calculation of short-term incentive pay given that any adverse or positive effect of foreign currency rate fluctuation is outside management’s control. Excluding the approximately $7.5 million in Adjusted EBITDA contribution embedded in the $8.6 million increase in Deferred Revenue during the year (described below), the Company’s Adjusted EBITDA in fiscal 2016 was $26.9 million, including $0.9 million of negative foreign exchange impact. Accordingly, because the Company did not achieve the threshold of financial performance, no payout was made for this component of the fiscal 2016 annual incentive. As further described below, our NEOs each received a payout of approximately 15% of targeted annual incentive pay for the metric-based executive team performance objectives, based on the degree of achievement of the specified strategic objectives.

Deferred Revenue Recognition: As previously described, during 2016, the Company’s mix of revenue from certain businesses changed meaningfully as a result of the introduction of the All Access Pass, and the higher-than-expected renewal rate for intellectual property and coaching contracts in the Company’s Education Division. The accounting rules applicable to some of the new business invoiced required that a portion of the revenue not be recognized in the year of sale, but rather be deferred to the following year, 2017.  As a result of the deferral, the EBITDA target for the incentive plan in 2016 was not met.  The Compensation Committee appropriately did not change the plan and therefore, no incentive was paid.  Inasmuch as the Company and shareholders have already received, or will receive the benefit from the deferred revenue, and since the new incentive plan for 2017 does not provide for any compensation benefit from those deferred sales, subsequent to year-end fiscal 2016, the Compensation Committee determined it appropriate to provide a one-time incentive opportunity and payout for the Adjusted EBITDA contribution which was embedded in the 2016 revenue which was deferred into 2017.  For fiscal 2017, the Adjusted EBITDA targets used for incentive plans will be based on an apples-to-apples “amounts invoiced,” such that the revenue used in calculating Adjusted EBITDA will match with the year of sale.

Fiscal 2016 Annual Performance-Based Variable Pay Percentages

The following table shows the potential payouts based on the degree of attainment of the fiscal 2016 Adjusted EBITDA target, assuming attainment of the specified Performance Objectives.  The Adjusted EBITDA amounts shown in the table below reflect the performance-based variable pay opportunities available to our NEO’s for fiscal 2016, excluding the impact of foreign exchange rates and the change of STIP expense.

Name	Adjusted EBITDA less than $31.9 million and not meeting Performance Objectives	Pro-rata share of 70% financial performance metric for achieving Adjusted EBITDA as calculated if > $31.9 million and < $35 million and meeting Performance Objectives	Targeted Adjusted EBITDA of $35 million and meeting Performance Objectives	Pro-rata share of total target opportunity for achieving Adjusted EBITDA as calculated if > $35 million and < $38.2 million in and meeting Performance Objectives	Adjusted EBITDA equal to or greater than $38.2 million in 2016 and meeting Performance Objectives
Robert A. Whitman	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Stephen D. Young	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

M. Sean Covey	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Shawn D. Moon	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Paul S. Walker	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

As discussed above, no amounts were paid based on these metrics for fiscal 2016.

Annual Performance-Based Variable Pay - Executive Team Performance Objectives:   As described above, 70% of short-term incentives was based on achievement of specific Adjusted EBITDA targets.  An additional 30% of targeted short-term incentive compensation for our NEOs depended on the achievement of specific metric-based performance objectives related to the achievement of key strategic milestones.  These milestones were determined at the beginning of fiscal 2016.  Because these goals were strategic in nature, and we believe that disclosing specifics could cause potential competitive harm, they are not disclosed.

However, these objectives were individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 30% and 40% of this portion of the short-term variable pay award.  We believe that the goals established for each NEO were “stretch” goals tied to achieving our annual plan in support of the Company’s long-term strategy.  Each goal was typically linked to what we refer to internally as our “Wildly Important Goals” that are cascaded throughout the Company, and progress toward each of these goals was tracked regularly.  For NEOs to receive the maximum payout on this portion of their incentive, they had to meet each one of these aggressive goals, including achieving $35 million in Adjusted EBITDA.  For fiscal 2016, NEOs were paid a significantly reduced portion of their short-term variable pay tied to these executive team performance objectives since target levels of performance for each objective were not attained.

Equity Compensation

Equity Awards Generally:  We believe that the granting of long-term awards over the years has created strong alignment of interest between NEOs and shareholders, as reflected in our strong financial performance from fiscal 2010 through fiscal 2016, which would have been even stronger in common currency over that period.  The same program and philosophy was reflected in our use of equity awards in fiscal 2016.

Long-Term Incentive Plan (LTIP) – Performance-Based Equity Grants: In fiscal 2005, the Compensation Committee adopted a long-term incentive strategy using performance-based shares as a component of total targeted compensation.  The LTIP was established as a performance incentive for senior management, including our NEOs, to achieve specific financial objectives included in our long-term financial plan.  A significant portion of our NEOs’

total targeted compensation is in the form of RSU awards that vest solely upon the achievement of these key financial objectives over a period of years.  Descriptions of the LTIP awards currently outstanding, each of which has a six-year life, are as follows:

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Fiscal 2016 LTIP Award - During fiscal 2016, the Compensation Committee granted a new performance-based RSU award for our executive officers and additional members of senior management.  The dollar value  of fiscal 2016 LTIP award share units granted to NEOs was equal to the dollar value awarded to NEOs in fiscal 2015; however, due to the decrease in the Company’s share price, the actual number of shares increased from the previous year since the dollar value of the award divided by the share price on the grant date equals the number of share units awarded.  A total of 231,276 shares may be awarded under the RSUs to the participants based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter Adjusted EBITDA and (2) increased sales of the Organization Development Suite (OD Suite) of offerings. The OD Suite is defined as Leadership, Productivity and Trust Practice sales. Multi-year Adjusted EBITDA targets for this award (excluding the impact of FX and STIP) are $36.0 million, $40.0 million and $44.0 million (70% of the award shares), and the targets related to increased sales of the OD Practice Sales $107.0 million, $116.0 million and $125.0 million (30% of the award shares).  All tranches of this award remain unvested.

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Fiscal 2015 LTIP Award - During fiscal 2015, the Compensation Committee granted a new performance-based award for our executive officers and certain members of senior management.  A total of 112,464 shares may be awarded to the participants based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter Adjusted EBITDA and (2) increased sales of the OD Suite of offerings.  Multi-year Adjusted EBITDA targets for this award are $39.6 million, $45.5 million and $52.3 million (70% of the award shares), and the targets related to increased sales of the OD Suite are $107.0 million, $118.0 million and $130.0 million (30% of the award shares).  As of August 31, 2016, all tranches of this award remain unvested.

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Fiscal 2014 LTIP Award – During fiscal 2014, the Compensation Committee approved the grant of new performance-based RSU awards to our NEOs involving a total of 89,418 shares.  The awards are subject to six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter Adjusted EBITDA and (2) trailing four-quarter increased sales of courses related to The 7 Habits of Highly Effective People.  Multi-year Adjusted EBITDA targets for this award are $37.0 million, $43.0 million and $49.0 million (70% of the award shares), and the targets related to increased sales of The 7 Habits of Highly Effective People courses are $5.0 million, $10.0 million and $12.5 million (30% of the award shares).  As of August 31, 2016, participants had vested in the first two tranches of 8,942 shares (each), based on the achievement of $5.0 and $10.0 million of increased sales of The 7 Habits of Highly Effective People courses.  All other tranches of this award remain unvested.

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Fiscal 2013 LTIP Award – During fiscal 2013, the Compensation Committee granted performance-based RSU awards to the CEO, CFO and one other executive officer involving a total of 68,085 shares.  The award is subject to six individual vesting conditions that are divided into two performance measures, Adjusted EBITDA and Productivity Practice sales.  Multi-year Adjusted EBITDA targets for this award are $33.0 million, $40.0 million and $47.0 million (70% of the award shares) and Productivity Practice sales targets are $23.5 million, $26.5 million, and $29.5 million (30% of the award shares), each over a rolling four-quarter period.  As of August 31, 2016, participants had vested in the first tranche of 15,887 shares related to Adjusted EBITDA and the first tranche of 6,808 shares related to Productivity Practice sales.  All other tranches of this award remain unvested.

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Fiscal 2012 LTIP Award – During fiscal 2012, the Compensation Committee granted performance-based RSU awards to the CEO, CFO and one other executive officer similar to the fiscal 2013 award described above, involving a total of 106,101 shares.  The award is subject to six individual vesting conditions that are divided into two performance measures, Adjusted EBITDA and Productivity Practice sales.  Adjusted EBITDA targets for this award are $26.0 million, $33.0 million and $40.0 million (70% of the award shares) and Productivity Practice sales targets are $20.5 million, $23.5 million and $26.5 million (30% of the award shares), each over a rolling four-quarter period.  As of August 31, 2016, participants had vested in the first two tranches of 24,757 shares related to Adjusted EBITDA and the first two tranches of 10,610 shares related to Productivity Practice sales.  The other two tranches of this award remain unvested.

We believe that our RSU programs align a significant portion of our executive compensation with increasing value to our shareholders.  For further information regarding our LTIP awards and other share-based compensation instruments, please refer to the notes to our financial statements found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016.

Stock Options: The 631,250 stock options outstanding as of August 31, 2016 are from fiscal 2010 and fiscal 2011 stock option grants to the CEO and CFO.  These options vested in the second quarter of 2013 and were related to achieving specific stock price objectives for the extinguishment of the management stock loan program, which resulted in 3.3 million shares coming back into the Company’s treasury.  These options were vested and exercisable as of August 31, 2016.

Qualified Retirement Benefits: Each of our NEOs participates in the Franklin Covey 401(k) plan, which is our tax-qualified retirement plan available to all eligible U.S. employees.  We match participant contributions dollar for dollar the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar for the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 7% of compensation, subject to statutory limits.

Other Benefits:  The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information on benefits from Mercer, the Compensation Committee determined to include executive life insurance for specific NEOs.  In addition, the Company agreed to provide our CEO with supplemental disability insurance after he voluntarily terminated his employment agreement with the Company, and in consideration of the years during which our CEO received no compensation.  Our Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2016 Summary Compensation Table below), and determined, as in prior years, that these amounts were not material in determining our NEOs’ fiscal 2016 compensation.

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Term Life Insurance:  Franklin Covey provides a portable 20-year term life policy for the CEO and CFO.  The coverage amount is 2.5 times each executive’s target cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance: We provide our CEO with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2016 target cash compensation.  Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

Consistent with the spirit of partnership at Franklin Covey, no club memberships, automobiles or similar “corporate perquisites” are provided to NEOs, and we do not allow reimbursement for those costs.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our High Deductible Health Plans and Health Savings Accounts administered pursuant to Sections 125 and 223 of the Internal Revenue Code of 1986, as amended (the Code).
•	Our Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

Severance Policy:  We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated executives and to ensure market competitiveness.  The severance policy uses the same benefit formula for our NEOs as it uses for all of our employees.  We do not gross-up severance payments to compensate for taxes.  For more information about the terms of the severance policy, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Employment Agreements and Change-in-Control Severance Agreements:  We do not have employment agreements with any of our NEOs, but are a party to change-in-control severance agreements with each of our NEOs.  These agreements are designed to retain our NEOs in the event a change-in-control transaction is proposed. In such situations, the change-in-control benefit may alleviate some of the financial and career concerns often associated with a change-in-control, and enable our NEOs to focus on the proposed transaction.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Section 162(m):  Section 162(m) of the Code imposes a $1.0 million limit on the amount that a public company such as ours may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year.  This limitation does not apply to compensation that meets the requirements under Section 162(m) of the Code for “qualified performance-based” compensation (in other words, compensation paid only if, among other requirements, the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).  Even if the Compensation Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible. Although the Compensation Committee may take actions intended to limit the impact of Section 162(m) of the Code, the Compensation Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract, retain, motivate and reward the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Stock Ownership Guidelines:  We have adopted stock ownership guidelines that require and ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs, with all NEO’s targeted to reach these applicable thresholds within five years of the policy becoming applicable to the particular executive and from the date each executive first has shares awarded as part of their annual compensation. Shares awarded but not yet vested are included in calculating the required threshold. The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  Currently, the stock ownership of each of our CEO, our CFO, Sean Covey and Shawn Moon meets or exceeds the applicable thresholds.  Mr. Walker is working towards meeting his ownership threshold within the allotted time.

Executive Compensation

The Fiscal 2016 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2016, fiscal 2015 and fiscal 2014, as applicable.

Fiscal 2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman	2016	525,000	1,050,000	78,750	60,568	1,714,318
Chairman and CEO	2015	525,000	1,050,000	89,817	54,531	1,719,348
	2014	525,000	945,000	525,439	62,105	2,057,544
Stephen D. Young	2016	350,000	350,000	35,250	12,947	748,197
CFO	2015	320,000	350,000	36,782	11,323	718,105
	2014	320,000	288,000	215,180	17,702	840,882
M. Sean Covey	2016	300,000	200,000	30,000	328,710	858,710
EVP Global Solutions and Partnerships	2015	300,000	200,000	34,216	231,058	765,274
	2014	300,000	150,000	200,167	239,565	889,732
Shawn D. Moon	2016	300,000	200,000	30,000	7,950	537,950
EVP Strategic Markets	2015	300,000	200,000	34,216	8,891	543,107
	2014	300,000	150,000	200,167	15,040	665,207
Paul S. Walker	2016	300,000	200,000	30,000	6,071	536,071
EVP Global Sales and Delivery

Salary
The amounts reported in the “Salary” column for fiscal 2016 represent base salaries paid to each NEO in fiscal 2016. The salaries of our NEOs remained constant in fiscal 2016 except for Mr. Young, whose salary increased from $320,000 to $350,000.

Stock Awards
The amounts reported in the “Stock Awards” column for fiscal 2016 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718), based on the probable outcome of any applicable performance conditions, excluding the effect of estimated forfeitures, for the RSUs granted to NEOs as LTIP awards. For further information regarding these stock awards and the assumptions made in their valuation, refer to Note 10, Stock-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016.

Non-Equity Incentive Plan Compensation
The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2016 represent the amounts paid to each NEO under the Company’s Performance-Based Variable Pay Plan, which is discussed above in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2016 Compensation Decisions and Actions.”  Payouts are based on achieving objectives established annually and meeting annual financial targets.  Incentive amounts were approved by the Compensation Committee and were paid following the conclusion of the fiscal year.

All Other Compensation
The amounts reported in the “All Other Compensation” column set forth in the “Fiscal 2016 All Other Compensation Table” below.

Fiscal 2016 All Other Compensation Table

Name	Year	Company Contributions to 401(k) Plan(a) ($)	Executive Life Insurance Premiums(b) ($)	Executive Disability Premiums(c) ($)	Other(d) ($)	Total ($)
Mr. Whitman	2016	7,875	8,084	44,609	—	60,568
Mr. Young	2016	8,538	4,409	—	—	12,947
Mr. Covey	2016	9,685	—	—	319,025	328,710
Mr. Moon	2016	7,950	—	—	—	7,950
Mr. Walker	2016	6,071	—	—	—	6,071

(a)
We match dollar for dollar the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)
For the CEO and CFO, we maintain an executive life insurance policy with a face value of approximately 2.5 times their target annual cash compensation.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)
We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2016 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d)	For Mr. Covey, this amount includes royalties from books he authored that are used in our training and education businesses earned during fiscal 2016.

Fiscal 2016 Grants of Plan-Based Awards

The following table sets forth the plan-based awards that were granted to our NEOs in fiscal 2016.  We granted two types of awards in fiscal 2016: annual incentive based cash awards identified in the table as Performance-Based Variable Pay, and long-term LTIP equity awards in the form of performance-based RSUs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Whitman
Performance-Based Variable Pay(a)	-	-	525,000	1,050,000	-	-	-	-
Long-Term Incentive Plan Award(b)	11/12/2015	-	-	-	-	72,816	-	1,050,000

Mr. Young
Performance-Based Variable Pay(a)	-	-	215,000	430,000	-	-	-	-
Long-Term Incentive Plan Award(b)	11/12/2015	-	-	-	-	24,108	-	350,000

Mr. Covey
Performance-Based Variable Pay(a)	-	-	200,000	400,000	-	-		-
Long-Term Incentive Plan Award(b)	11/12/2015	-	-	-	-	13,807		200,000

Mr. Moon
Performance-Based Variable Pay(a)	-	-	200,000	400,000	-	-	-	-
Long-Term Incentive Plan Award(b)	11/12/2015	-	-	-	-	13,807	-	200,000

Mr. Walker
Performance-Based Variable Pay(a)	-	-	200,000	400,000	-	-	-	-
Long-Term Incentive Plan Award(b)	11/12/2015	-	-	-	-	13,807	-	200,000

(a)
These amounts relate to the Performance-Based Variable Pay Plan for the annual performance period ending August 31, 2016.  For additional information regarding the Performance-Based Variable Pay Plan, see the section above entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2016 Compensation Decisions and Actions.”  The actual payouts made to the NEOs are reflected in the Fiscal 2016 Summary Compensation Table above.

(b)
These amounts relate to the Long-Term Incentive Plan Awards granted to the NEOs in the form of performance-based RSUs, which vest based on the attainment of specified levels of Adjusted EBITDA and Leadership, Productivity, and Trust practice sales (Practice Sales).  For additional information about these equity awards, see the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2016 Compensation Decisions and Actions” above.

Employment and Change-in-Control Severance Agreements

We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal 2016 Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2016.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Un-earned Shares, Units or Other Rights That Have Not Vested ($)(e)
Mr. Whitman	11/12/15	—	—	—	72,816	(b)	908,774
	11/21/14	—	—	—	54,320	(c)	908,774
	11/21/13	—	—	—	42,653	(d)	713,585
	9/20/12	—	—	—	34,042	(e)	569,523
	9/28/11	—	—	—	26,526	(e)	443,780
	1/28/11	62,500	9.00	1/28/2021	—		—
	1/28/11	62,500	10.00	1/28/2021	—		—
	1/28/11	62,500	12.00	1/28/2021	—		—
	1/28/11	62,500	14.00	1/28/2021	—		—
	1/28/10	62,500	9.00	1/28/2020	—		—
	1/28/10	62,500	10.00	1/28/2020	—		—
	1/28/10	62,500	12.00	1/28/2020	—		—
	1/28/10	62,500	14.00	1/28/2020	—		—

Mr. Young	11/12/15	—	—	—	24,272	(b)	394,177
	11/21/14	—	—	—	18,108	(c)	302,947
	11/21/13	—	—	—	11,555	(d)	193,315
	9/20/12	—	—	—	8,512	(e)	142,406
	9/28/11	—	—	—	6,631	(e)	110,937
	1/28/10	43,750	10.00	1/28/2020	—		—
	1/28/10	43,750	12.00	1/28/2020	—		—
	1/28/10	43,750	14.00	1/28/2020	—		—

Mr. Covey	11/12/15	—	—	—	13,870	(b)	225,249
	11/21/14	—	—	—	10,347	(c)	173,105
	11/21/13	—	—	—	6,771	(d)	113,279

Mr. Moon	11/12/15	—	—	—	13,870	(b)	225,249
	11/21/14	—	—	—	10,347	(c)	173,105
	11/21/13	—	—	—	6,771	(d)	113,279

Mr. Walker	11/12/15	—	—	—	13,870	(b)	225,249

(a)
These options had a market vesting condition related to the resolution of a management stock loan program when the share price reached the breakeven amount for participants.  In 2013, the stock price exceeded the required threshold and the management stock loan program was extinguished, resulting in these options vesting for both the CEO and CFO.

(b)
These awards are LTIP Awards granted in fiscal 2016 (November 12, 2015).  These awards will vest upon the achievement of specified target levels of Adjusted EBITDA and sales of Leadership, Productivity, and Trust practice sales (the OD Suite).  These awards are broken into six tranches.  Six tranches remain unvested.

(c)
These awards are LTIP Awards granted in fiscal 2015 (November 20, 2014).  These awards will vest upon the achievement of specified target levels of Adjusted EBITDA and sales of Leadership, Productivity, and Trust practice sales (the OD Suite).  These awards are broken into six tranches.  Six tranches remain unvested.

(d)
These awards are LTIP Awards granted in fiscal 2014 (November 21, 2013).  These awards will vest upon the achievement of specified target levels of Adjusted EBITDA and sales of courses related to The 7 Habits offerings.  These awards are broken into six tranches.  Four tranches remain unvested.

(e)	Values were determined by multiplying the target number of RSUs or other performance awards by the closing price per share of Common Stock on the NYSE on August 31, 2016 of $16.24.

Fiscal 2016 Pension Benefits and Nonqualified Deferred Compensation

We do not offer any pension plans.  The NQDC plan was frozen to new contributions as of January 1, 2005.  Effective August 15, 2005, NQDC balances invested in our stock are distributable to participants only in the form of shares of our stock.  None of the NEOs participate in the NQDC plan.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits

Our NEOs are subject to the same general (non-change-in-control) severance policies as for all Franklin Covey employees.  Under our severance policy, employees including NEOs, who terminate involuntarily without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation.  Additionally, we pay COBRA medical and dental premiums for the term of the severance period.  As a condition to receipt of severance benefits, the NEO must agree to abide by specific non-compete, non-solicitation and confidentiality requirements. The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  The COBRA benefits are generally limited to 18 months for all NEOs.  The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2016 (the last business day of fiscal 2016).

Estimated Severance Amounts as of August 31, 2016
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2016	2,144,601	525,000	525,000	2,120,193	24,409
Mr. Young	2016	671,841	350,000	215,000	658,125	13,715
Mr. Covey	2016	497,808	300,000	200,000	480,769	17,039
Mr. Moon	2016	497,808	300,000	200,000	480,769	17,039
Mr. Walker	2016	517,082	300,000	200,000	499,702	17,380

Change-in-Control Severance Benefits

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, upon the occurrence of a change in control, each executive officer is entitled to a lump severance payment equal to one times his current annual total targeted cash compensation, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year. The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period. There are no excise tax gross-up provided under the agreements.  The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2016.

Estimated Change-in-Control Severance Amounts as of August 31, 2016
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2016	1,062,088	525,000	525,000	1,050,000	12,088
Mr. Young	2016	597,088	350,000	215,000	585,000	12,088
Mr. Covey	2016	517,721	300,000	200,000	500,000	17,721
Mr. Moon	2016	517,721	300,000	200,000	500,000	17,721
Mr. Walker	2016	527,220	300,000	200,000	509,500	17,721

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey.  Mercer, outside legal counsel and the Company’s CFO and Chief People Officer also reviewed the CD&A.  Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016.

Compensation Committee:
E. Kay Stepp, Chair
Dennis Heiner
Michael Fung
Anne Chow

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2016.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee is comprised entirely of independent directors and operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2016.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2016, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, for filing with the SEC.

Date:  November 7, 2016
Michael Fung, Chairman
Dennis G. Heiner
E. Kay Stepp

OVERVIEW OF PROPOSALS

This Proxy Statement includes three proposals requiring shareholder action.  Proposal No. 1 requests the election of eight directors to the Board.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests the ratification of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal 2017.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
Election of Directors

At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified.  Our director nominees have a great diversity of experiences and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describe the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the eight nominees listed below.  Each of the nominees is currently serving as a Director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Anne H. Chow, Clayton M. Christensen, Michael Fung, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.

PROPOSAL NO. 2
Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program.

The overall goal of our executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee during fiscal 2016 in more detail.  We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve financial goals.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

In fiscal 2016, we introduced the All Access Pass (AAP), which is an innovative new electronic delivery system that provides clients access to a broad variety of our offerings, including video segments and participant manuals, over a contracted period.  Applicable accounting guidance requires that a portion of each AAP contract be deferred over the life of the arrangement.  Consequently, the transition to the AAP business model had a significant impact on our financial statements during fiscal 2016, as net sales totaled $200.1 million, compared with $209.9 million in fiscal 2015.  Deferred revenue on our balance sheet, which has a high percentage flow through to operating income, increased $8.1 million compared with fiscal 2015.  Our cash flows from operating activities increased 25 percent to $32.7 million in fiscal 2016 compared with $26.2 million in fiscal 2015.  Because we invoice AAP contracts at the inception of the arrangement, we do not expect that the AAP business model will have an adverse impact on our cash flows in future periods.  During fiscal 2016, we returned over $43 million of cash to our shareholders through the purchase of outstanding shares of our common stock.  Despite these favorable metrics, the Company’s operating income levels were less-than-anticipated, due to the deferral of a significant amount of revenue, for the full pay out of short-term incentive plan bonuses.  Executive compensation levels during fiscal 2016 were adjusted accordingly.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Deloitte & Touche, LLP to audit our financial statements for fiscal 2017.  Deloitte began serving as our independent registered public accounting firm in the third quarter of fiscal 2016.  Prior to this appointment, Ernst & Young, LLP (Ernst & Young) served as our independent registered public accounting firm since fiscal 2011.

During fiscal 2016, the Audit Committee completed the process it undertook in accordance with its previously announced policy to review the appointment of our independent registered public accounting firm every five years.  Pursuant to this policy, the Audit Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the remainder of fiscal 2016 and in future periods.

As a result of this process and following careful deliberation, the Audit Committee engaged Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the remainder of the fiscal year ended August 31, 2016, and dismissed Ernst & Young from that role on April 20, 2016.

During the fiscal years ended August 31, 2014 and 2015, and in the subsequent interim period through April 20, 2016, there were (i) no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Ernst & Young on the Company’s financial statements for the fiscal years ended August 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit reports of Ernst & Young on the effectiveness of internal control over financial reporting as of August 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided Ernst & Young with a copy of the disclosures it made in a Current Report on Form 8-K (the Report) prior to the time the Report was filed with the SEC.  The Company requested that Ernst & Young furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein.  A copy of Ernst & Young’s letter dated April 26, 2016 was attached as exhibit 16.1 to the Report.

In its decision to engage Deloitte, the Audit Committee reviewed auditor independence and all existing relationships with Deloitte, and concluded that Deloitte has no relationships with the Company that would impair its independence.  During the fiscal years ended August 31, 2015 or August 31, 2014, and in the subsequent interim period through February 27, 2016, neither the Company nor anyone acting on its behalf consulted with Deloitte on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firms for the fiscal years ended August 31, 2016 and 2015:

	Deloitte	Ernst & Young
	Fiscal 2016	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$540,901	$195,000	$795,665
Audit-Related Fees(2)	-	-	-
Tax Fees(3)	-	40,098	36,500
All Other Fees	-	-	-
	$540,901	$235,098	$832,165

(1)
Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, procedures related to registration statements, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)	Audit-Related Fees primarily consisted of accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related and non-audit services provided by our independent registered public accounting firms during the fiscal years ended August 31, 2016 and 2015 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

Vote Required

The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2018, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 22, 2017, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2018 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2017.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or to other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2018, a shareholder’s notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 22, 2017 and November 21, 2017.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above.  A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our annual meeting to be held in calendar year 2018 but fails to notify us of that intention prior to November 3, 2017, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2018 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2017.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2016 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

 DIRECTIONS TO THE ANNUAL MEETING

 Directions to FranklinCovey from Provo/South

♦ Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway Westbound
♦ Take the Redwood Road exit
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦ You will pass UPS on your right
♦ FranklinCovey will be the block after UPS on your right
♦ 2200 West Parkway Blvd.  Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
♦ Receptionist in the Washington building will be able to help you

 Directions to Franklin Covey from Downtown/North

♦ If entering I-15 from 600 South on-ramp southbound
♦ Take the 21st South Freeway
♦ Take the first exit off 21st South Freeway which is Redwood Road
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦ You will pass UPS on your right
♦ FranklinCovey will be the block after UPS on your right
♦ 2200 West Parkway Blvd.
♦ Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
♦ Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

Appendix A

ADJUSTED EBITDA RECONCILIATION TO NET INCOME

For fiscal 2011 to fiscal 2016, Adjusted EBITDA means net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense and non-recurring items.  The Company references this non-GAAP financial measure in its disclosure and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Fiscal Year Ended August 31,
	2016	2015	2014	2013	2012	2011
Reconciliation of net income to Adjusted EBITDA:
Net income	$7,016	$11,116	$18,067	$14,319	$7,841	$4,807
Adjustments:
Other income, net	-	-	-	(21)	-	-
Interest expense, net	1,938	1,754	1,810	1,718	2,464	2,666
Discount on related party receivable	-	363	1,196	519	1,369	-
Income tax provision	4,895	6,296	3,692	5,079	5,906	3,639
Amortization	3,263	3,727	3,954	3,191	2,499	3,540
Depreciation	3,677	4,142	3,383	3,008	3,142	3,567
Share-based compensation	3,121	2,536	3,534	3,589	3,835	2,788
Increase (decrease) to contingent earn-out liability	1,538	35	(1,579)	-	-	-
Impairment of related party receivable	-	-	363	-	-	-
Severance costs	-	-	-	-	-	150
Impairment of assets	-	1,302	-	-	-	-
Restructuring costs	776	587	-	-	-	-
Other expense	670	-	-	-	-	-
	$26,894	$31,858	$34,420	$31,402	$27,056	$21,157

PROXY

FRANKLIN COVEY CO.
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 20, 2017 at 8:30 a.m., local time, or any adjournment(s) thereof. This proxy is solicited on behalf of the Board of Directors of the Company.  This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” all other proposals.

1.	Election of eight directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify.

Nominees:  01 Anne H. Chow, 02 Clayton M. Christensen, 03 Michael Fung, 04 Dennis G. Heiner, 05 Donald J. McNamara, 06 Joel C. Peterson, 07 E. Kay Stepp, and 08 Robert A. Whitman.

☐	FOR all nominees	☐	WITHHOLD AUTHORITY all nominees	☐	FOR all nominees, except WITHHOLD AUTHORITY for the nominee(s) whose name(s) are circled above

2.	Advisory vote on approval of executive compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.      Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2017.

☐	FOR	☐	AGAINST	☐	ABSTAIN

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held. The Notice, the Proxy Statement and our 2016 Annual Report to shareholders are available at http://www.viewproxy.com/FranklinCovey/2017.

The Board of Directors unanimously recommends that the shareholders vote “FOR” all nominees listed in Proposal 1 and “FOR” all other proposals.  To vote in accordance with the Board of Directors’ recommendations, sign below.  The appropriate boxes may, but need not, be checked. To vote against any proposal, or to abstain from voting on any proposal, check the appropriate box.  PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated:

Signature of Shareholder(s)

Signature (if held jointly)

CONTROL NUMBER

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